GRACO INC. P.O. Box 1441 Minneapolis, MN 55440-1441 NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
June 12, 2015	James A. Graner 612-623-6635
Media: Bryce Hallowell 612-623-6679
bhallowell@graco.com

Graco Appoints Jody H. Feragen to the Board of Directors

MINNEAPOLIS, MN (June 12, 2015) – Graco Inc. (NYSE:GGG) announced today that Jody H. Feragen has been appointed as a member of the Company’s Board of Directors, effective September 17, 2015.

Ms. Feragen currently serves as the Executive Vice President and Chief Financial Officer of Hormel Foods Corporation (NYSE: HRL), a company she joined in 2000 as its Treasurer. Prior to Hormel, she served as the Assistant Treasurer for NCS Pearson, and the Director, Treasury Operations for BMC Industries. Ms. Feragen serves on several public boards and organizations. She is a Director on the Hormel Board and serves as a Director and the Audit Chair of the Patterson Companies Inc. In addition, she is a Director and the Chair of the University of North Dakota Alumni Association and Foundation. She holds a Bachelor’s degree in Accounting from the University of North Dakota and an M.B.A. from the University of Minnesota.

“On behalf of our Board of Directors and Management team I want to formally welcome Jody to Graco,” said Lee R. Mitau, Graco’s Chairman of the Board. “Jody brings a wealth of financial expertise and business acumen to our Board. Her insights and experience will be extremely valuable as our Company continues to pursue profitable growth worldwide.”

Ms. Feragen will serve on the Company’s Audit Committee and its Management Organization and Compensation Committee.

ABOUT GRACO

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense, and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction, and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com or on Twitter @GracoInc.

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